Exhibit 99.1

Seattle Genetics Reports Third Quarter 2010 Financial Results

-Positive top-line data reported from pivotal Hodgkin lymphoma and phase II ALCL brentuximab vedotin trials position company for first half 2011 BLA submission-

-Conference call today at 5:00 p.m. ET-

Bothell, WA — November 1, 2010 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the third quarter and nine months ended September 30, 2010. The company also highlighted recent product development activities and upcoming milestones.

“The remarkable data we recently reported from two clinical trials with our lead program, brentuximab vedotin, support our strategy to advance the program towards a planned Biologics License Application (BLA) submission in the first half of 2011,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “These trials also illustrate the broader potential opportunity for brentuximab vedotin in CD30-positive hematologic malignancies, which we are pursuing through our ongoing and planned clinical development activities. During the third quarter, we also made significant progress with our pipeline of proprietary antibody-drug conjugates (ADCs), including SGN-75 and ASG-5ME, and received multiple upfront and milestone payments under our ADC collaborations. There are now nine ADCs using our technology in clinical development.”

Recent Highlights and Upcoming Milestones

Brentuximab Vedotin (SGN-35)

•	Reported that 75 percent of relapsed or refractory Hodgkin lymphoma patients in a pivotal clinical trial achieved an objective response; median duration of response was greater than six months

•

Reported that 86 percent of relapsed or refractory systemic anaplastic large cell lymphoma (ALCL) patients in a phase II clinical trial achieved an objective response; the median duration of response has not yet been reached at a median follow up on study of approximately six months

•	Reported that the safety profile in the pivotal Hodgkin lymphoma and phase II ALCL trials was generally consistent with prior clinical trial experience

•	Plan to present more complete data from the pivotal Hodgkin lymphoma and phase II ALCL trials in two oral sessions at the American Society of Hematology (ASH) Annual Meeting in December 2010

•

Expect to discuss regulatory next steps with the U.S. Food and Drug Administration (FDA) later in 2010 with the goal of including both Hodgkin lymphoma and ALCL indications in a BLA submission planned for the first half of 2011

•

Featured brentuximab vedotin at the 8th International Symposium on Hodgkin Lymphoma describing ongoing clinical trials, including a phase II retreatment trial and the phase III AETHERA trial, and presented preclinical data on the combination of brentuximab vedotin with other anticancer agents

•

Continued life cycle management planning with Millennium: The Takeda Oncology Company, including clinical trials to expand the potential for brentuximab vedotin in both earlier lines of lymphoma therapy and other CD30-positive malignancies

SGN-75

•

Reported interim results at the European Society for Medical Oncology Congress from a dose-escalation phase I clinical trial in patients with relapsed or refractory non-Hodgkin lymphoma or metastatic renal cell carcinoma demonstrating tolerability and antitumor activity, including two objective responses in the first 16 patients treated; dose-escalation is continuing

ASG-5ME (co-development program with Agensys, an affiliate of Astellas Pharma)

•	Announced initiation of a phase I clinical trial for the treatment of castration-resistant prostate cancer

•	Continued dose escalation in a phase I clinical trial for patients with metastatic pancreatic cancer

SGN-70

•

Data from a phase I trial in healthy volunteers and patients with mild to moderate plaque psoriasis will be presented in a poster session at the American College of Rheumatology Annual Scientific Meeting in November 2010

Lintuzumab (SGN-33)

•

Discontinued development based on data from a phase IIb clinical trial in older patients with acute myeloid leukemia demonstrating that the study did not meet its primary endpoint of extending overall survival

ADC Collaborations

•

Entered into an ADC research collaboration with Genmab A/S under which Seattle Genetics’ ADC technology will be utilized with Genmab’s HuMax-TF antibody targeting the Tissue Factor antigen, which is expressed on numerous types of solid tumors; Seattle Genetics received an upfront payment and has the right to exercise a co-development option for any resulting ADC products based on phase I clinical data

•

Achieved a milestone under an ADC collaboration with Agensys, an affiliate of Astellas Pharma, triggered by Agensys’ initiation of a phase I trial for AGS-16M8F, an ADC for the treatment of cancer utilizing Seattle Genetics’ technology

•

Received an upfront payment of $12 million through expansion of an ADC collaboration with Genentech, a member of the Roche Group; under the initial and expanded collaboration, Seattle Genetics is eligible to receive greater than $1.4 billion in fees and milestones if all ADCs are commercialized under this collaboration, as well as mid-single digit royalties on worldwide net sales of any resulting ADC products

•

Achieved milestones under ADC collaboration with Genentech, including a milestone triggered by Genentech’s submission of an Investigational New Drug (IND) application to the FDA for an ADC utilizing Seattle Genetics’ technology for the treatment of cancer

•	Achieved a preclinical milestone under ADC collaboration with Millennium

Third Quarter 2010 Financial Results

Revenues in the third quarter of 2010 were $16.0 million, up from $11.6 million in the third quarter of 2009. The increase was driven by amounts earned under the company’s ADC collaborations. For the first nine months of 2010, revenues were $99.3 million, up from $30.2 million in the first nine months of 2009. The increase in year-to-date 2010 revenues was driven primarily by the earned portion of payments received under the company’s dacetuzumab (SGN-40) collaboration with Genentech, which ended in June 2010.

Total operating expenses for the third quarter of 2010 were $51.3 million, compared to $32.2 million for the third quarter of 2009. For the first nine months of 2010, total operating expenses were $132.6 million, compared to $102.4 million in the first nine months of 2009. The planned increases in 2010 were primarily driven by clinical development and manufacturing activities for brentuximab vedotin, technology access fees and lintuzumab manufacturing costs, partially offset by lower spending on dacetuzumab and lintuzumab clinical trials. Under the collaboration with Millennium, brentuximab vedotin development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by Millennium on a 50:50 basis. Reimbursement payments are recognized as revenue over the development period of the collaboration along with other payments received. Non-cash, share-based compensation expense for the first nine months of 2010 was $10.1 million, compared to $8.5 million for the same period in 2009.

Net loss for the third quarter of 2010 was $34.9 million, or $0.34 per share, compared to a net loss of $19.8 million, or $0.21 per share, for the third quarter of 2009. For the nine months ended September 30, 2010, net loss was $31.7 million, or $0.31 per share, compared to a net loss of $69.6 million, or $0.79 per share, for the same period in 2009.

As of September 30, 2010, Seattle Genetics had $315.6 million in cash and investments, compared to $287.7 million as of December 31, 2009. The year-to-date increase includes a $60 million upfront payment received in the first quarter of 2010 under the company’s brentuximab vedotin collaboration with Millennium, and approximately $40 million in upfront payments, milestones and renewal fees received under the company’s ADC collaborations.

As a result of expanded ADC licensing activities, Seattle Genetics is updating its financial guidance for 2010. Revenues are expected to exceed the top end of previous guidance of $105 million for 2010 and the company expects to end 2010 with more than $280 million in cash and investments.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling (877) 941-8632 (domestic) or (480) 629-9820 (international). The access code is 4373835. A replay of the discussion will be available beginning at approximately 4:00 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4373835. The telephone replay will be available until 4:00 p.m. PT on Wednesday, November 3, 2010.

About Seattle Genetics

Seattle Genetics is a clinical-stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company recently reported positive top-line data from both a pivotal Hodgkin lymphoma trial and phase II anaplastic large cell lymphoma trial with its lead product candidate, brentuximab vedotin, and plans to submit a BLA to the FDA in the first half of 2011. Brentuximab vedotin is being developed in collaboration with Millennium: The Takeda Oncology Company. In addition, Seattle Genetics has four other clinical-stage programs: SGN-75, ASG-5ME, dacetuzumab (SGN-40) and SGN-70. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Bayer, Celldex Therapeutics, Daiichi Sankyo, Genentech, GlaxoSmithKline, Millennium: The Takeda Oncology Company and Progenics, as well as ADC co-development agreements with Agensys, an affiliate of Astellas, and Genmab. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for regulatory approval and commercial launch of brentuximab vedotin, initiation of future clinical trials, data availability from ongoing clinical trials, and the company’s expectations for its 2010 financial outlook. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that data from our phase I and phase II clinical trials of brentuximab vedotin may not necessarily be indicative of subsequent clinical trial results; and that the safety and/or efficacy results of these trials, including the brentuximab vedotin pivotal clinical trial for relapsed and refractory Hodgkin lymphoma and the phase II trial for relapsed and refractory ALCL, will not support marketing approval for the submitted indications. In addition, we may not obtain priority review of our marketing application and consequently may be delayed in the planned U.S. commercial launch of brentuximab vedotin. We may also fail to achieve milestones under our collaborations and experience unforeseen increased expenses or unexpected reductions in revenues. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s 10-Q for the quarter ended June 30, 2010 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2010	December 31, 2009
Assets
Cash, cash equivalents, short and long term investments	$315,649	$287,730
Other assets	33,067	100,603

Total assets	$348,716	$388,333

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$26,980	$19,496
Deferred revenue and long-term liabilities	131,949	162,637
Stockholders’ equity	189,787	206,200

Total liabilities and stockholders’ equity	$348,716	$388,333

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenues	$15,991	$11,646	$99,324	$30,196
Expenses
Research and development	44,287	28,263	113,890	90,221
General and administrative	7,038	3,956	18,736	12,131

Total operating expenses	51,325	32,219	132,626	102,352

Loss from operations	(35,334)	(20,573)	(33,302)	(72,156)
Investment income, net	478	746	1,583	2,590

Net loss	$(34,856)	$(19,827)	$(31,719)	$(69,566)

Basic and diluted net loss per share	$(0.34)	$(0.21)	$(0.31)	$(0.79)

Weighted-average shares used in computing basic and diluted net loss per share	101,221	93,460	100,922	87,771